                                                                   EXHIBIT 10.7

June 26, 1997



Mr. Jeff Arbuckle

Central Vice President
OmniCell Technologies, Inc.
1101 East Meadow Drive
Palo Alto, CA 94303

Dear Jeff:

The University HealthSystem Consortium Services Corporation accepts your proposal in response to our Request for Proposal CE-426 Supply Dispensing which was dated and signed by Shelly Asher, President/CEO on November 21, 1996. Agreement CE-426 was awarded dual supplier to OmniCell and Diebold. The OmniCell portion of the award will hereafter be known as CE-426B Supply Dispensing. This agreement for Automated Supply Dispensing Systems is to include our complete supply dispensing product line. To access either UHCSC agreements, CE-426A with Diebold or CE-426B with OmniCell, UHCSC Eligible Participants will be required to make a Sole Source commitment for a minimum of 80% of the products covered in the agreement by signing a UHCSC Post Award Commitment Document.

The initial term of the agreement will be from June 1, 1997 through June 30, 1999. Prices contained in this bid will remain firm for the initial two year term of the agreement. At the end of the initial term of the agreement, the committed participants will decide whether or not to ex-tend the agreement. If any of the extension options are exercised prices may increase, per line item for all supply dispensing systems, no more than ___ per year for years three through six. Prices for the service contracts are fixed, for the first two years and prices many increase no more than ___ in year three and no more than ___ in years four through six.

The UHCSC Standard Terms and Conditions of Bid and the UHCSC Special Terms and Conditions shall govern this agreement as submitted by OmniCell and amended as follows:

                         UHCSC STANDARD TERMS & CONDITIONS

10A Delete exception. Reinsert original language. In the second sentence strike "orders shall be placed Monday through Friday, with delivery no later than noon the next day (Tuesday through Saturday)" and replace with "DELIVERY TERMS ARE 90 DAYS ARO".
10I    Exception accepted as noted.
11A    Exception accepted as noted.
12B Delete exception. Reinsert original language. Amend the first sentence as follows:
       "The party directly placing the purchase order.....the Products purchased have been inspected and accepted WITHIN 30 DAYS AFTER DELIVERY. ONCE ACCEPTANCE FOR EQUIPMENT IS SIGNED, THE CP MAY NOT REVOKE ITS ACCEPTANCE". In the second sentence strike "fifteen" and change to "THIRTY".
12F Delete exception. Reinsert original language. Striking _____ and at the end of the sentence add "after acceptance".
12G    Exception accepted as noted.


                                          1.

                                                                          Page 2
                                                            CE-426B Award Letter
                                                           OmniCell Technologies
                                                                   June 26, 1997


13     Exception accepted as noted.
20 Delete exception. Replace with the following: "WE HEREBY WARRANT THAT, IF THE EQUIPMENT IS DEFECTIVE IN WORKMANSHIP OR MATERIALS, OR IF THE SOFTWARE WE PROVIDE IS DEFECTIVE DURING THE TERM OF THIS AGREEMENT, WE SHALL REPAIR OR REPLACE, AT OUR OPTION, THE DEFECTIVE PART, PARTS, SOFTWARE, OR EQUIPMENT AND YOU AGREE THAT SUCH REPAIR OR REPLACEMENT SHALL BE YOUR SOLE REMEDY AND RECOURSE IN THE EVENT OF SUCH DEFECT, UNLESS AN ARBITRATOR DETERMINES THAT SUCH ACTIVITY HAS FAILED TO PROVIDE YOU WITH A REASONABLE REMEDY. THE WARRANTY GRANTED HEREIN DOES NOT COVER ANY PRODUCTS THAT YOU MAY USE, CREATE, OR INSTALL THAT IS NOT PROVIDED BY US. THIS WARRAN1T IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, USE AND FITNESS FOR A PARTICULAR PURPOSE, BUT THE FORGOING DOES NOT AFFECT OUR OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THIS WARRANTY SHALL BE VOID AND OF NO FORCE OR EFFECT IF WE DETERMINE THAT ANY EQUIPMENT OR SOFTWARE DEFECT IS DUE TO YOUR MISUSE OR NEGLECT OR ANY UNAUTHORIZED REPAIRS OR TAMPERING WITH THE EQUIPMENT OR SOFTWARE."
25 Delete exception and replace with: "ANY CONTRACTS WHICH HAVE BEEN EXECUTED TO DATE WITH ANY CUSTOMER CANNOT BE TERMINATED UNLESS SPECIFIED IN THE TERMS OF THOSE AGREEMENTS. OMNICELL WILL ACCOMMODATE COTERMINOUS AGREEMENTS BY ADJUSTING THE PRICE OF NEW ORDERS TO ALLOW FOR COTERMINOUS COORDINATION WITH CURRENT RENTALS/LEASES OR EXTENDING THE TERM OF THE CURRENT RENTALS/LEASES TO GO COTERMINOUS WITH NEW ORDERS."
26 Delete exception. Reinsert original language. Delete sections two (2) and three (3). At the end of the paragraph add the following: "OMNICELL SHALL HAVE THE ABILITY TO HAVE SEPARATE AGREEMENTS FOR BETA AND/OR DEVELOPMENT ARRANGEMENTS WITH ANY CP, PROVIDED THAT OMNICELL HAS NOTIFIED UHCSC. THE TERMS AND CONDITIONS OF THESE INDIVIDUAL AGREEMENTS SHALL BE IN ADDITION TO ANY TERMS AND CONDITIONS OMNICELL HAS AGREED TO WITH UHCSC.". UHCSC and OmniCell have mutually agreed to the attached bilateral documents (Exhibit A) which are required documents that a CP accessing this agreement must sign and are limited to the following specific documents: Master Purchase Agreement, Master Rental Agreement, Master Service Agreement, Validation Agreement and the Supplement for each Master Agreement.
28 Delete exception. Reinsert original language. In the second sentence strike "$10,000,000" and replace with "$4,000,000".
30A    Delete exception.  Reinsert original language.  Amend as follows: ".  .
       . whether at law or in equity, TO THE EXTENT arising from or caused. . . contained in the Purchasing Agreement or (2) DEFECTIVE condition of any Product. . . defend and hold harmless shall not be applicable to the extent the claim, liability. . . failure to act of UHCSC, the CP or of the UHCAD, THEIR OFFICERS, DIRECTORS AND EMPLOYEES."
30B    Delete exception.  Reinsert original language.
47 Delete exception. Replace with: "TRAINING IS PROVIDED IN ACCORDANCE WITH OMNICELL'S RENTAL, PURCHASE AND SERVICE AGREEMENTS. INITIAL TRAINING ON-SITE DURING THE INSTALLATION IS PROVIDED AT NO CHARGE, RE-INSERVICING CAN BE PROVIDED AS SET FORTH IN THE APPLICABLE SERVICE AGREEMENT. SYSTEM ADMINISTRATOR TRAINING IS REQUIRED." See attached Exhibit B.


                                          2.

                                                                          Page 3
                                                            CE-426B Award Letter
                                                           OmniCell Technologies
                                                                   June 26, 1997


                          UHCSC SPECIAL TERMS & CONDITIONS

3.0 Delete exception. Reinsert original language. Add the following to the end of the paragraph: "UPDATES/UPGRADES/ENHANCEMENTS WILL BE PROVIDED AT NO CHARGE FOR PRODUCTS WITH ACTIVE SERVICE/MAINTENANCE AGREEMENTS. FEATURE OPTIONS FOR PRODUCTS WILL BE CHARGEABLE, AT A DISCOUNT CONSISTENT WITH THE TERMS OF THE BID, AND WILL VARY DEPENDING ON THE OPTION. ALL OMNICELL PRODUCTS ARE FORWARD-BACKWARD COMPATIBLE, AND A MODULAR DESIGN ALLOWS FOR EASY UPDATES AND UPGRADES. CONTEMPORANEOUS WITH ORNNICELL'S ANNOUNCEMENT OF ANY NEW COMMERCIALLY AVAILABLE PRODUCT, OMNICELL WILL NOTIFY UHCSC IN WRITING OF THE NATURE, POTENTIAL USES AND PERFORMANCE SPECIFICATIONS OF THESE PRODUCTS.".

6.0    Delete exception.   Reinsert original language.  At the end of the first
       sentence add: "ONLY FOR EQUIPMENT INITIALLY INSTALLED IN EACH INSTITUTION UNDER A VALIDATION AGREEMENT". DELETE THE REST OF THE FIRST PARAGRAPH AND REPLACE WITH: "FOR ADDITIONAL EQUIPMENT, A PERIOD OF THIRTY DAYS FROM DELIVERY SHALL BE GIVEN TO THE CP FOR THE PURPOSE OF ACCEPTANCE TESTING. BY THE END OF THE THIRTY DAY PERIOD, ACCEPTANCE DOCUMENTS WILL BE SIGNED, WHICH WILL SIGNIFY THAT THE EQUIPMENT HAS MET OR EXCEEDED THE BID SPECIFICATIONS. ACCEPTANCE TESTING MAY INCLUDE, BUT IS NOT LIMITED TO, SAFETY TESTING, CALIBRATION, PERFORMANCE TESTING, DOCUMENTATION INSPECTION, AND TESTING FOR ADHERENCE TO HOSPITAL SPECIFICATIONS.
       INVOICE PAYMENT WILL BE INITIATED ON THIRTY DAYS TERMS AFTER ACCEPTANCE
       IS SIGNED.   A COMPLETE SET OF ALL TEST DOCUMENTATION AND PROCEDURES
       SHALL BE MADE AVAILABLE TO HOSPITAL STAFF PRIOR TO FINAL ACCEPTANCE."
7.0    Delete exception.   Reinsert original language.  Add the following at the
       end of the paragraph: "Customers are responsible for the costs of site preparation. As part of the site preparation effort, OmniCell will work with customers to identify site preparation costs."
10.0 Exception accepted. Replace with the following: "WE HEREBY WARRANT THAT, IF THE EQUIPMENT IS DEFECTIVE IN WORKMANSHIP OR MATERIALS, OR IF THE SOFTWARE WE PROVIDE IS DEFECTIVE DURING THE TERM OF THIS AGREEMENT, WE SHALL REPAIR OR REPLACE, AT OUR OPTION, THE DEFECTIVE PART, PARTS, SOFTWARE, OR EQUIPMENT AND YOU AGREE THAT SUCH REPAIR OR REPLACEMENT SHALL BE YOUR SOLE REMEDY AND RECOURSE IN THE EVENT OF SUCH DEFECT, UNLESS AN ARBITRATOR DETERMINES THAT SUCH ACTIVITY HAS FAILED TO PROVIDE YOU WITH A REASONABLE REMEDY. THE WARRANTY GRANTED HEREIN DOES NOT COVER ANY PRODUCTS THAT YOU MAY USE, CREATE, OR INSTALL THAT IS NOT PROVIDED BY US. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, USE AND FITNESS FOR A PARTICULAR PURPOSE, BUT THE FORGOING DOES NOT AFFECT OUR OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THIS WARRANTY SHALL BE VOID AND OF NO FORCE OR EFFECT IF WE DETERMINE THAT ANY EQUIPMENT OR SOFTWARE DEFECT IS DUE TO YOUR MISUSE OR NEGLECT OR ANY UNAUTHORIZED REPAIRS OR TAMPERING WITH THE EQUIPMENT OR SOFTWARE."


                                          3.

                                                                          Page 4
                                                            CE-426B Award Letter
                                                           OmniCell Technologies
                                                                   June 26, 1997


11.0 Delete exception. Reinsert original language. At the end of the first sentence add "ON ALL SYSTEMS IN A PARTICULAR INSTITUTION." Strike the second, third and fourth sentence and replace with: "IF UPTIME REQUIREMENTS ARE NOT MET IN ANY ONE MONTH, OMNICELL AGREES TO OFFER ONE MONTH'S SERVICE COST AT NO CHARGE FOR EQUIPMENT IN USE."
12.0 Delete exception. REPLACE with the following: "OMNICELL OFFERS TWO SERVICE PLANS: BASIC AND EXTENDED, AS OUTLINED IN THE ATTACHED MASTER SERVICE AGREEMENTS (EXHIBITS A) FOR RENTAL AND PURCHASE. OMNICELL PERSONNEL WILL PERFORM PREVENTATIVE MAINTENANCE FOR THE SERVICE CHARGES LISTED IN THE SYSTEM DESCRIPTION TITLED "ROUTINE EMERGENCY SERVICE" (see attached Exhibit C).".
13.0   Exception accepted as noted.
14.0 Delete exception. REINSERT original language. Amend the first sentence as follows: "SUPPLIER SHALL PROVIDE TO THE CP ONE COMPLETE AND
       UNABRIDGED......"
15.0   Exception accepted as noted.
16.0 Delete exception. Replace with the following: "A COMPLETE OVERVIEW OF RESPONSE TIMES ARE PROVIDED M SECTION 14 OF THE MASTER SERVICE AGREEMENT (EXHIBIT A). IF THOSE RESPONSE TIMES ARE NOT MET, OMNICELL AGREES TO A PENALTY EQUIVALENT TO THE COST OF ONE MONTH'S SERVICE ON A PARTICULAR UNIT."
17.0 Delete EXCEPTION. Replace with the following: "MAINTENANCE WILL BE PROVIDED THROUGH THE CPS SYSTEM ADMINISTRATOR OR THROUGH THE SERVICE PLAN OF THE CPS CHOICE. FAULTY EQUIPMENT WILL BE REPAIRED BY SERVICE PERSONNEL IN ACCORDANCE WITH THE SERVICE TERMS, THEREFORE, THE ONLY LOANER EQUIPMENT PROVIDED WILL BE A BACK-UP SERVER UNDER THE EXTENDED SERVICE PLAN, AS DESCRIBED IN THE SERVICE PLANS."
20.0 Delete exception. Replace with the following: "OMNICELL DOES NOT PROVIDE DIAGNOSTIC SOFTWARE OR TRAINING ASSOCIATED WITH IT. WHEN MUTUALLY AGREED BY OMNICELL AND CP, OMNICELL MAY PROVIDE A NON-COMMERCIAL PRODUCT, "JMAX", WHICH PROVIDES THE ABILITY TO PERFORM EQUIPMENT CONFIGURATION CALCULATIONS. OMNICELL WILL NOT PROVIDE MAINTENANCE OR WARRANTY WITH THIS SOFTWARE, AND UHCSC ACKNOWLEDGES THAT OMNICELL IS IN NO WAY LIABLE FOR CUSTOMER'S USE OF THIS NON-COMMERCIAL PRODUCT."
21.0 Exception accepted as noted. SEE the attached Exhibit A, Master Service Agreement section 14, for Service Contract Options.
22.0   Exception accepted as noted.
23.0   Exception accepted as noted.
24.0   Exception accepted as noted.
25.0   Exception accepted as noted.
27.0   Exception accepted as noted.
28.0   Exception accepted as noted.
32.0   Exception accepted as noted.
33.0   Exception accepted as noted.
34.0   Exception accepted as noted.
37.0   Exception accepted as noted.
38.0   Exception accepted as noted.

Should Eligible Participants (EPs) wish to avail themselves of this agreement, you will be notified in writing by UHCSC when they have signed the UHCSC Post Award Commitment


                                          4.

                                                                          Page 5
                                                            CE-426B Award Letter
                                                           OmniCell Technologies
                                                                   June 26, 1997


Document and meet the requirements of a Committed Participant (CP). Please do not share agreement pricing with EPs. Any requests for pricing comparisons for EPs should be directed to Vicki Ioffe-Polman at UHCSC.

Enclosed are updated lists of UHCSC Eligible Participants (Schedule 1) and Supply Administrators. The Supply Administrators are UHCSC's primary contact in Materials Management/Purchasing at each of the hospitals. In the event that you would like to directly market to our members, this group would be your contact. Please send a copy of any mailing or promotional materials to my attention at UHCSC. An announcement of these awards will be sent to each Supply Administrator from this office.

The UHCSC Purchasing Programs have clinical end-user contact persons in Nursing, Information Technology and several other disciplines at each member hospital. Because these individuals generally have a position which is broader than product evaluation, UHC is not able to give you a list of their names. However, I would be happy to do a direct mailing of product information to them on your behalf. Please send 110 copies, per clinical area, of any material you would like forwarded to these clinicians to my attention at UHCSC.

Melanie and I are looking forward to working with you to successfully implement this agreement. Please sign and return one copy of this letter to my attention at UHCSC.

Sincerely,

/s/ Maureen J. Sheehan

Maureen J.  Sheehan
Program Director, Nursing Products and Services


Signed: /s/ Earl E. Fry
       ------------------------------
Printed Name: Earl E. Fry
             ------------------------
Title: VP & CFO                           Date: June 27, 1997
      -------------------------------          -----------------------

attachments

mah

cc:    Henry Derewicz, Vice President
       Andy Schoneich, Director
       Melanie Hartmann, Assistant Director
       Vicki Ioffe-Polman, Member Support Specialist


                                          5.

                         UNIVERSITY HEALTHSYSTEM CONSORTIUM
                                SERVICES CORPORATION

                        STANDARD TERMS AND CONDITIONS OF BID
                                        FOR
                                 SUPPLIER AGREEMENT


1.   INTRODUCTION.

     University HealthSystem Consortium Services Corporation ("UHCSC") is a taxable co-operative governed by University HealthSystem Consortium ("UHC") members, a non-profit corporation formed to aid academic health centers ("AHCs") in their efforts to maintain and strengthen their marketplace position. UHC has two membership categories (described in Subparagraphs A and B below) and two non-membership categories (described in Subparagraphs C and D below)

     A. AHC HOSPITAL. The following types of ARC hospitals are eligible for UHC membership:

               (1) Non-profit hospitals having common ownership with a college of medicine.

               (2) Non-profit or governmental hospitals where the majority of medical school chairmen and hospital chiefs of service are the same persons.

               (3) Specialty, non-general, hospitals which satisfy either (1) or (2) above.

     B. ARC HOSPITAL SYSTEM. The following types of AMC hospital systems are eligible for UHC membership:

               (1) The system includes at least one ARC hospital (as defined in Paragraph 1.A above).

               (2) The system provides the clinical setting for no more than one medical school.

               (3) The system includes at least one other health care provider formally affiliated with the ARC hospital.

     C. NETWORK PARTICIPANT. An Network Participant ("NP") does not have membership status in UHC; however, it can participate in UHCSC programs if it meets the following participation criteria:

               (1) The NP is sponsored by a UHC member who participates in the Group Purchasing Programs.


                                          1.

               (2) The NP complies with all policies, procedures and conditions of the UHC Group Purchasing Programs.

               (3) The NP may be an acute care hospital or other health care provider.

     D. ALTERNATE PURCHASING LOCATION. An Alternate Purchasing Location ("APL") does not have membership status in UHC; however, it can participate in UHCSC programs if it meets the following participation criteria:

               (1) The APL is sponsored by a UHC member which directly, or indirectly through medical school chairmen or hospital chiefs of service, establishes and/or controls the health care policies of the APL.

               (2) The APL is operated legally and organizationally as an integral and component part of either a UHC member or the entity which operates and controls the UHC member.

               (3)  The APL is not an acute care hospital.

2.   INVITATION FOR BID.

     A. The Invitation for Bid (the "Bid Invitation") consists of the transmittal letter accompanying these Standard Terms and Conditions of Bid (the "Transmittal Letter"), these Standard Terms and Conditions of Bid, the Special Conditions set forth in Appendix A (if any) to these Standard Terms and Conditions of bid (if any), the bid specifications attached to these Standard Terms and Conditions of Bid(the "Bid Specifications") and any other material listed in the table of contents attached hereto. The Bid Invitation applies to and is hereby made a part of any Purchasing Agreement (as defined in Paragraph 4.K) awarded pursuant hereto and to each purchase of products made thereunder.

     B. The Bid Invitation applies to the following three methods of product distribution: (1) products distributed directly to a Committed Participant (the "CP") (as defined in Paragraph 3) by the Supplier (as defined in Paragraph 4.J); (2) products distributed to a CP through a distributor appointed or selected by the Supplier pursuant to Paragraph 8.B (the "Supplier Appointed Distributor" or "SAD"); and (3) products distributed to a CP by the Supplier through a distributor selected or appointed by UHCSC and/or the CP pursuant to Paragraph 8.D (the "UHCSC Appointed Distributor" or "UHCAD"). UHCSC and/or the CP shall have complete and sole discretion in selecting the method of product distribution and may change the method of product distribution selected from time to time during the Term of the Purchasing Agreement (as defined in Paragraph 9 A.)

     C. Because the Bid Invitation applies to the three different methods of product distribution described in Paragraph 2.B, these Standard Terms and Conditions impose on the Supplier and the SADs (if this method of product distribution is selected) the same obligations and grant to the CPs and the UHCADs (if this method of product distribution is selected) the same rights. Notwithstanding anything to the contrary in these Standard Terms and Conditions, if the Supplier uses a SAD to distribute the products covered by the Purchasing Agreement (the


                                          2.

"Products") the following conditions shall apply, as appropriate, except as otherwise expressly provided: (1) if the Supplier and the SAD are not parties to a contract, these Standard Terms and Conditions are hereby automatically amended to provide that the Supplier shall be required to use its best efforts to cause the SAD to accept and perform the obligations herein imposed upon the SAD and
(2) if the Supplier and the SAD are parties to a contract which does not empower the Supplier to cause the SAD to accept and perform one or more of the obligations herein imposed upon the SAD (the "excepted obligations") these Standard Terms and Conditions are hereby automatically amended to provide that the Supplier shall be required to use its best efforts to cause the SAD to accept and perform the excepted obligations herein imposed upon the SAD. Further, notwithstanding anything to the contrary in these Standard Terms and Conditions, the provisions of these Standard Terms and Conditions granting the UHCAD rights shall only be applicable if the Supplier uses the UHCAD to distribute the Products.

3.   RELATIONSHIP OF PARTIES.

     A.   "Eligible Participants" or "EPs" are those institutions listed on
Schedule I, as amended from time to time. Each EP is eligible to participate in UHCSC group purchasing agreements and is entitled to purchase under the Purchasing Agreement if, and after, it becomes a CP. UHCSC may amend Schedule I at any time to add or delete EPs by delivering a written notice of amendment to the Supplier.

     B. "Committed Participants" or "CPs" are those EPs which agree to be bound by the UHCSC commitment policy agreement for the Products. UHCSC shall provide the Supplier from time to time a list of current CPs. No other commitment document, including any commitment document prepared by the Supplier, shall be necessary to qualify an EP as a CP. UHCSC may add or delete CPs by delivering a written notice of amendment to the Supplier. An EP which becomes a CP shall become entitled to purchase Products under the Purchasing Agreement within fifteen days after the posted date of said notice of amendment.

4.   BIDS.

     A.   A firm (the "Bidder") shall submit to UHCSC a written response
(the "Bid") to the Bid Invitation in the form and manner set forth in the Transmittal Letter or in the Bid Specifications {collectively, the "Instructions"). The Bid Opening Time is set forth in the Instructions. Except as may otherwise be provided in the Instructions, the bid must contain the original signature of an authorized agent of the Bidder and be accompanied by the Bid Invitation, signed by the bidder. The Bid shall become the property of UHCSC.

     In addition, if requested in the Instructions, the Bidder shall submit to UHCSC, in the form and manner set forth in the Instructions, a written response (the "Exceptions Response") to these Standard Terms of Conditions and to the Special Conditions, setting forth the Bidder's exceptions and deviations thereto. The Exceptions Response must be submitted to UHCSC prior to the "Exceptions Response Date." The "Exceptions Response Date" is set forth in the Instructions. The Exceptions Response must set forth all of the Bidder's exceptions and deviations to these Standard Terms and Conditions and to the Special Conditions. Pursuant to the provisions of Paragraph 4b, UHCSC shall not consider a Bidder's Bid unless the Bidder submits to UHCSC its Exceptions Response prior to the Exceptions Response Date. Pursuant


                                          3.

thereto, if a Bidder which desires to submit a Bid elects not to take any exceptions or deviations, it must submit to UHCSC an Exceptions Response in which it states that it is taking no exceptions or deviations in order for its Bid to be considered. From and after the date on which the bidder submits its Exceptions Response, the Bidder may not revise, modify or supplement the Exceptions Response except in UHCSC's sole discretion. The Exceptions response, together with revisions, modifications and supplements to the Exceptions Response, shall become a part of the bid only to the extent they are agreed to by UHCSC and the Bidder. Except as may otherwise be provided in the instructions, the Exceptions Response, and all revisions, modifications and supplements thereto, must contain the original signature of an authorized agent of the Bidder. The Exceptions Response, and all revisions, modifications and supplements thereto, shall become the property of UHCSC.

     B. UHCSC will consider a Bid only if the following conditions are satisfied: (i) the Bidder submits to UHCSC the Bid prior to the Bid Opening Time; and (ii) if requested by UHCSC in the Instructions, the Bidder submits to UHCSC the Exceptions Response prior to the Exceptions Response Date. UHCSC will not accept late Bids unless UHCSC approves an extension of the Bid Opening Time prior to the Bid Opening Time in which case all bidders will be duly notified. In addition, UHCSC will not accept late Exceptions Responses unless UHCSC approves an extension of the Exceptions Response Date prior to the Exceptions Response Date in which case all bidders will be duly notified. If UHCSC approves the submission of a late Bid prior to the Bid Opening Time, then no Bids received prior to the Bid Opening Time will be opened thereon and UHCSC shall set and notify all Bidders of a new Bid Opening Time (the Bid Opening Time, together with the new Bid Opening Time, is referred to herein as the "Bid Opening Time"). Further, if UHCSC approves the submission of a late Exceptions Response prior to the 'Exceptions Response Date, then no Exceptions Responses received prior to the Exceptions Response Date will be opened thereon and USCSC shall set and notify all Bidders of a new Exceptions Response Date (the Exceptions Response Date, together with the new Exceptions Response Date, is referred to herein as the "Exceptions Response Date"). A Bidder may withdraw its Bid by delivering to UHCSC a written notice of withdrawal at any time prior to the Bid Opening time; provided, however, if a Bidder withdraws its Bid, it may not resubmit a Bid except in UHCSC's sole discretion. In addition, a Bidder may withdraw its Exceptions Response by delivering to UHCSC a written notice of withdrawal at any time prior to the Exceptions Response Date; provided, however, if a Bidder with-draws its Exceptions Response, it may not resubmit an Exceptions Response except in UHCSC's sole discretion. A Bidder may not withdraw a Bid after the Bid Opening Time; in addition, a Bidder may not withdraw an Exceptions Response after the Exceptions Response Date. Bids and Exceptions Responses submitted via facsimile machine will not be accepted.

     C. The Bidder shall provide to UHCSC answers or clarifications to the Bid Invitation or technical data for any product subject to the Bid within five working days after it receives a request for answers or clarifications from UHCSC. All answers, clarifications and technical data provided pursuant hereto shall become part of the Bid and shall become the property of UHCSC.

     D. Bidders may be required to complete and submit to UHCSC a vendor questionnaire prior to the Bid Opening Time and/or the Exceptions Response Date for use by UHCSC in evaluating Bids. The vendor questionnaire, and all documentation and information submitted in response thereto, shall become the property of UHCSC.


                                          4.

     E. At the Bid Opening Time, UHCSC will open the Bids and read publicly the names of the Bidders.

     F. Bidders shall keep the prices, terms and all other conditions contained in their Bid firm for sixty days after the Bid Opening Time.

     G. UHCSC shall have complete discretion in determining which Bidders, if any, shall be awarded a Purchasing Agreement. A PURCHASING AGREEMENT MAY BE AWARDED TO A PRODUCT, A PRODUCT LINE, OR A FAMILY OF PRODUCTS CONSISTING OF SOLE SOURCE AND MULTISOURCE PRODUCTS. In addition to price, other factors which UHCSC may use to evaluate Bids may include: (1) criteria which affect acceptability, including inspection, testing, quality, workmanship, delivery, and suitability for a particular purpose; (2) criteria which affect price, including rebates, free goods, volume discounts, pricing on an item that is contingent upon the award of one or more distinct, item(s) and payment terms;
(3) criteria which consider "value-added goods and services"; (4) criteria which consider the costs of converting from the CP's existing vendor to the new vendor; (5) criteria which consider the manner of distributing the products, including distribution through UHCADs and certified historically underutilized business (HUB) distributors; (6) criteria which consider the fact that the Bidder is itself a certified HUB distributor; (7) criteria relating to the use of generally accepted standards of electronic transmission for the processing of orders, invoices and other transactions; and (8) criteria relating to the payment of the Administrative Fee (as defined in Paragraph 18).

     H. Each Bidder shall attach to its Bid or its Exceptions Response (if the Bidder is requested to submit the same in the Instructions) its return goods policy. Unless otherwise agreed to in writing by UHCSC, only those portions of a Bidder's return goods policy which are not inconsistent with the return goods policy set forth in Paragraph 13 shall become part of its Bid.

     I. Each Bidder shall attach to its Bid or its Exceptions Response (if the Bidder is requested to submit the same in the Instructions) its industry-wide policy for the minimum shipment of goods. Unless otherwise agreed to in writing by UHCSC, only those portions of a Bidder's industry-wide policy which are not inconsistent with the terms of these Standard Terms and Conditions shall become part of its Bid.

     J. Each Bidder shall attach to its Bid the following information: (1) the recyclability of products offered by the Bidder; (2) the amount and/or percentage of recycled materials contained in the products offered by the Bidder; and (3) the recycled content and/or environmental advantages of the packaging used for the products offered by the Bidder.

     K. Upon the Supplier's receipt of the Letter of Award, the Bid Invitation, the Supplier's Bid, the Letter of Award and all other accompanying documentation approved by both UHCSC and the Supplier shall constitute the Purchasing Agreement between the Supplier and U/4CSC (the "Purchasing Agreement").

     Bidders must submit their questions regarding the Bid Invitation in writing to UHCSC, Suite 700, 2001 Spring Road, Oak Brook, Illinois 60521-1890. (Please refer to the attached


                                          5.

Instructions for Bid for the name of the UHCSC staff person to whom questions should be addressed). All questions must reference the Bid Invitation. UHCSC's responses to questions shall be in writing and, if pertinent to the intent or actual performance under a Purchasing Agreement, will be copied to all Bidders. If for any reason UHCSC gives oral responses, they shall not be binding upon UHCSC or the CPs.

5.   PRICING.

     A. In the Bid, the Bidder must set forth its product prices, and its product prices must be exclusive of all distribution costs. In operating its group purchasing program, UHCSC's intent is to separate the costs of product manufacture and product distribution in order to decrease both costs to the CPs. THEREFORE, UHCSC MAY NOT ACCEPT A BID IF IT DOES NOT INCLUDE PRODUCT PRICES EXCLUSIVE OF ALL DISTRIBUTION COSTS.

     B. The Bidder represents and warrants that the product prices set forth in its Bid are not higher than: (1) the prices it charged any distributor within the past sixty days; and (2) the prices it charged any comparable purchaser within the past sixty days; and (3) the prices offered to any EP within the past sixty days. "Past sixty days", as used herein, shall mean the sixty days immediately preceding the posted date of the Bid.

     C. Within thirty days after the posted date of the Letter of Award, the Supplier shall submit to UHCSC, and, if requested, to each CP and UHCAD), complete product catalogs (with list prices) and price lists with the prices agreed to in the Purchasing Agreement (the "Award Prices").

     D. If, from the Bid Opening Time until the expiration of the Term of the Purchasing Agreement, the Supplier offers to any EP a price for products of the type covered by the Purchasing Agreement that is lower than the Award Price, then the Award Price shall automatically be amended to reflect the lower price.

     E. The Supplier may lower the Award Prices at any time. It may also increase any discount at any time.

     F. Unless lowered pursuant to Subparagraphs D or E above, or otherwise, the Award Prices shall prevail and remain firm for the Term of the Purchasing Agreement.

     G. During the term of the agreement, the Supplier agrees to disclose to any EP the existence of any applicable UHCSC contracts when an EP purchases products covered by a UHCSC contract from the Supplier.


                                          6.

6.   BID SPECIFICATIONS, DEVIATIONS AND EXCEPTIONS.

     A. Each Bidder shall meet the terms, conditions and specifications (including the Bid Specifications) of the Bid Invitation. The Bidder must describe fully in its Bid or in its Exceptions Response (if the Bidder is requested to submit the same in the Instructions) all deviations or exceptions thereto. In the absence of such a description, a Bidder's Bid shall be deemed not to contain such deviation or exception and shall be accepted as if in strict compliance with the terms, conditions and specifications (including the Bid Specifications) of the Bid Invitation. If the Bid or the Exceptions Response contains deviations or exceptions, USCSC, in its sole discretion, may reject the Bid. UHCSC also reserves the right to accept the Bid (and/or the Exceptions Response) with deviations or exceptions, to waive any technicality in the Bid (and/or the Exceptions Response) and to accept any part of the Bid (and/or the Exceptions Response).

     B. The Bid Specifications set forth the minimum acceptable specifications. The use of specific manufacturer and model numbers in the Bid Specifications is intended to establish the design, type, construction, quality, functional capability and/or performance level desired. If the Bidder includes substitutions in the Bid, the Bidder must identify the manufacturer and stock number and must include descriptive information to establish equivalency or superiority. UHCSC shall be the sole judge of equivalency or superiority. In awarding a Purchasing Agreement, UHCSC may select a manufacturer and model number other than that set forth in the Bid Specifications.

7.   QUANTITIES.

     A. Quantities shown on the Bid Specifications are merely estimates based on estimates supplied to UHCSC by selected CPs and are intended solely as an aid to assist the Bidder to submit a Bid.

     B. UHCSC, the CPs and the UHCADs shall have no obligation to purchase any Products. Failure by UHCSC, the CPs and the UHCADs to purchase the estimated quantities shall not constitute either a breach of the Purchasing Agreement or grounds for termination of the Purchasing Agreement.

8.   DISTRIBUTOR(S).

     A. In awarding the Purchasing Agreement, UHCSC may give preference to Bidders which agree to make the Products available through a distributor and, in particular, a UHCAD. In addition, to encourage the participation of HUB enterprises, UHCSC may give preference to Bidders which agree to make the Products available through a distributor or a UHCAD which is a certified HUB distributor.

     B. If a Bidder intends to appoint one or more SADs to distribute the Products, the Bidder must list the SADs in its Bid. The Supplier may not use a SAD and may not add or delete a SAD except with UHCSC's prior written consent. UHCSC may revoke its consent of a SAD for any reason at any time upon thirty days' prior written notice to the Supplier. During the term of the agreement, the Supplier agrees to require all SADs to disclose to any EP the existence of



                                          7.

any applicable UHCSC contracts when an EP purchases products covered by a UHCSC contract from the SAD.

     C. UHCSC shall have the right to select from among the SADs listed by the Supplier pursuant to Paragraph 8.B one or more SADs to distribute the Products. The Supplier shall make whatever arrangements are necessary with the SADs to: (1) implement the Purchasing Agreement, (2) sell at the Award Prices the Products for resale to the CPs, and (3) insure that the Supplier's obligations under the Purchasing Agreement are per-formed fully and completely to the extent possible.

     D. UHCSC and/or the CPs shall have the right to appoint one or more UHCADs to distribute the Products to the CPs. The Supplier shall make whatever arrangements are necessary with the UHCADs to sell at the Award Prices the Products for resale to the CPs. The Supplier shall supply sufficient quantities of the Products ordered by the UHCADs in a timely manner for the UHCADs to be able to fulfill their obligations under their distribution agreements with UHCSC.

     E. The Supplier represents and warrants to UHCSC and to each CP that its arrangements with the SADs and the UHCADs shall comply with all applicable laws.

     F. UHCSC and each CP shall have the right, when required by law, regulation or internal policy, to appoint or select one or more certified HUB distributor(s) to distribute a certain dollar amount of the Products. The dollar amount to be distributed shall be specified by UHCSC and/or the CP; provided that such dollar amount shall be equal to at least the amount required or specified by the applicable law, regulation or internal policy requiring the appointment or selection. The CP exercising said right shall be entitled to make the final determination as to whether a HUB distributor is a "historically underutilized business" and certified under its applicable state law.

     G. By submitting a Bid, the Supplier commits to use its reasonable efforts to appoint or select a certified HUB distributor(s) to distribute Products on behalf of the Supplier as requested by UHCSC and/or any CP. If within forty-five days after the request is made, the Supplier is unable to appoint a certified HUB distributor, the Supplier shall submit to UHCSC written documentation containing the following information and such other information as UHCSC may reasonably request: (1) a detailed statement of the efforts made by the Supplier to appoint or select a certified HUB distributor; (2) a detailed statement of the efforts made by the Supplier to negotiate with a certified HUB distributor; and (3) as to each HUB distributor which the Supplier considers unacceptable, a detailed statement of the reasons for the conclusion. Failure to submit the required documentation within the specified time may result in termination of the Purchasing Agreement.

9.   TERM AND TERMINATION OF PURCHASING AGREEMENT.

     A. The Purchasing Agreement shall be effective as of the effective date set forth in the Letter of Award (the "Award Date"). Unless sooner terminated, the Purchasing Agreement shall continue in full force and effect through the expiration date set forth in the Bid Specifications (the "Initial Term"); may be renewed for the period of time and in accordance


                                          8.

with the procedures set forth in the Bid Specifications,. if any (the "Renewal Term"); and, thereafter, may be renewed at the option of UHCSC for one additional year by delivery of written notice thereof to the Supplier not less than ten days prior to the end of the Initial or Renewal Term. The Initial Term, together with the Renewal Term and any additional renewal term, if any, is referred to herein as the "Term".

     B. UHCSC may terminate the Purchasing Agreement for any reason whatsoever, including changes in the market price of the Products, by delivering not less than thirty days' prior written notice thereof to the Supplier. UHCSC may terminate the Purchasing Agreement immediately upon the breach of the Purchasing Agreement by the Supplier or a SAD by delivering written notice thereof to the Supplier.

     C. Without limiting in any way UHCSC's right to terminate the Purchasing Agreement upon not less than thirty days' prior written notice pursuant to Paragraph B above, the Purchasing Agreement shall be subject to force majeure, and in the event that the Supplier, a SA/), UHCSC, a CP or a UHCAD shall be prevented from performing any act required thereunder by reason of Acts of God, riots, insurrections, war or other reason of a like nature not within the control of the party not performing any of its obligations under the terms of the Purchasing Agreement, then performance of such obligations shall be excused for the period of non-performance and the period for the performance of any such obligations shall be extended for an equivalent period.

10.  ORDERING.

     A. Depending on the method of product distribution selected by UHCSC and/or a CP pursuant to Paragraph 2.B, the CPs shall place purchase orders with the Supplier, the SADs or the UHCADs; provided, however, if a CP places purchase orders with the UHCADs, then the UHCADs may place purchase orders with the Supplier or the SAD. Except as otherwise provided in the Bid Specifications or as mutually agreed to by the Supplier and a CP, orders shall be placed Monday through Friday, with delivery no later than noon the next day (Tuesday through Saturday). The Purchasing Agreement shall govern all orders and sales, notwithstanding any pre-printed terms on the forms of any of the par-ties; provided, however, to the extent the terms of the purchase orders of a CP or a UHCAD are not in conflict or inconsistent with the Purchasing Agreement, they are by this reference incorporated into the Purchasing Agreement as though set forth in full therein.

     B. The Supplier or the SADs shall submit to each CP and UHCAD which requests it a confirmation of the CP's and the UHCAD's electronically placed order within one hour of the Supplier's or the SADs' receipt of the same from the CP or the UHCAD.

     C. If the Supplier and UHCSC agree that the Products be made available exclusively for the use by the CPs, upon thirty days' prior written notice to the Supplier from UHCSC, the Supplier shall establish and implement the mechanisms and procedures necessary to ensure the immediate availability of requested Products for the exclusive use of the CPs named in the notice.


                                          9.

     D. The Supplier or the SADs shall keep the CPs and the UHCADs continuously informed of the status of product orders placed directly by them. The Supplier or the SADs shall communicate product order status in one of three ways: (1) the Supplier's or the SADs' computer print back to the computer printer of the CPs and the UHCADs; (2) access to the Supplier's or the SADs' computer via CP and UHCAD computer inquiry; and (3) personal telephone call from the Supplier's or the SADs' personnel to the CP and the UHCAD. The Supplier or the SADs shall consult with each CP and UHCAD to determine the best method of communicating product order status, and shall implement the method selected by each CP and UHCAD.

     E. Unless otherwise agreed to in writing by UHCSC, notwithstanding the provisions of this Paragraph 10, the Supplier and the SADs shall use their best efforts to assist the CPs and the UHCADs to obtain Products on an emergency basis, including providing the CPs and the UHCADs with a list of responsible persons who can assist them to make orders twenty-four hours per day, seven days a week.

     F. Upon the written approval of UHCSC, the Supplier may appoint in addition to a SAD an agent to perform some or all of its obligations under the Purchasing Agreement, including the Supplier's record keeping and reporting obligations; provided, however, that the Supplier's appointment of an agent shall not relieve the Supplier of its obligations under the Purchasing Agreement and the agent shall perform fully and completely all of the Supplier's obligations applicable to it.

     G. The Supplier represents and warrants to UHCSC and the CPs that the Products are, if required, registered, and will not be distributed, sold or priced by the Supplier or the SADs in violation of any federal, state or local law.

     H. The Supplier represents and warrants that as of 'the date of delivery to the CPs and the UHCADs all Products will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, from time to time, and will not violate or cause a violation of any applicable law, ordinance, rule, regulation or order. The Supplier agrees it will comply, and will ensure that the SADs comply, with all Good Manufacturing Practices contained in 21 C.F.R. Part 820, as amended, from time to time, which are applicable to the Supplier and the SADs.

     I. Purchase orders placed directly with the Supplier or the SADs by the CPs via the UHC Electronic Data Interchange Network, when available, will be entitled to an additional discount of 1% of the total dollar value of the purchase order. The discount shall be paid to each CP in the form of a credit memo which clearly references the applicable purchase order number.

     J. The Supplier or the SADs shall keep the CPs and the UHCADs informed regarding back-orders and shall advise them when back-orders are available. The Supplier or the SADs shall ship back-orders from alternate locations if the back-orders are available at such alternate locations and if shipment from such alternate locations is requested. Unless otherwise agreed to in writing by USCSC and/or a CP, notwithstanding anything to the contrary herein, the Supplier and the SADs shall fill the CPs' back orders within five days.


                                         10.

11.  DELIVERY AND RISK OF LOSS.

     A. Products shall be delivered F.O.B. CP, unless otherwise requested by the CP, or F.O.B. UHCAD, unless otherwise requested by the UHCAD). F.O.B. CP or F.O.B. UHCAD shall mean that the Supplier shall bear all transportation costs associated with the delivery and the risk of all loss or damage to the Products until such Products have been accepted by the CP or the UHCAD.

     B. Minimum shipment for Products shall be in accordance with the CP's requirements, or in the absence of such requirements, the Supplier's industry-wide policy attached to its Bid pursuant to Paragraph 4.I.

     C. Products shall not be delivered to the CPs or the UHCADs by the Supplier or by the SADs without a packing list and without the applicable purchase order number set forth on the packing slip, carton label and invoice.

     D. The Supplier or the SADs shall immediately give to UHCSC, the CPs and the UHCADs written, or verbal followed by written, notice of any actual or potential problem, such as a labor dispute, which could delay or threaten to delay the timely delivery of Products by the Supplier or the SADs.

     E. A CP or a UCAD shall have not less than thirty days from the date of delivery to the CP or installation of the Products in the CP, whichever is later, to inspect the Products and notify the Supplier or the SAD of any defects with the Products or any non-conformance with the terms of the Purchasing Agreement, in which case the CP or the UHCAD shall be entitled to reject any defective or nonconforming Products or to set off the price of the defective or nonconforming Products against any obligations due from the CP or the UHCAD to the Supplier or the SAD.

     F.   Even though a CP or a UHCAD may be deemed to have accepted
Products under the Purchasing Agreement, the CP or the UHCAD shall be entitled to seek damages and other relief (as appropriate) if the Products are later determined to be defective or to be in breach of any warranty covering the Products.

     G. Unless otherwise provided in the Bid Specifications, the Supplier or the SADs shall fill fully each purchase order for Products submitted by a CP or a UHCAD; and, for each CP, the Supplier's or the SAD's fill rate on the first delivery of each line item of each order shall be 98%, calculated by multiplying 100 times the quotient of the total lines shipped divided by the total lines ordered.

     H.   If the Supplier is or the SADs are unable to ship Products pursuant to the terms of the Purchasing Agreement, the Supplier or the SADs may offer to the CP or the UHCAD substitute Products which may be accepted or
rejected in the sole discretion of the CP.   The CP must approve all
substitutions prior to shipment.

     I. In the event of the default of the Supplier or the SAD or its failure to perform in accordance with the terms of the Purchasing Agreement, or under circumstances of its inability to fulfill Purchasing Agreement commitments due to product certification issues (e.g.,


                                         11.

NDA/ANDA status, batch certification, etc.), the CP or the UHCAD may purchase the Products from other sources and the Supplier shall be liable and responsible to the CP or the UHCAD for all reasonable costs in excess of the Award Price plus any other damages which UHCSC, the CP or the UHCAD may incur. If the Supplier or the SAD fails to disclose to an EP the existence of an applicable UHCSC contract, the Supplier shall be liable and responsible to the EP for all reasonable costs in excess of the Award Price plus any other damages which UHCSC, the EP or the UHCAD incur.

     J. If applicable, sterile Products and other Products with a limited shelf life sold by the Supplier pursuant to the Purchasing Agreement shall have expiration dates as long as possible. Unless required by stability considerations, there shall not be less than a eighteen month interval between a Product's date of delivery by the Supplier or the SADs to the CP or by the Supplier or the SADs to the UHCAD and its expiration date.

12.  INVOICING AND PAYMENTS.

     A. The party directly placing the purchase order with the Supplier or the SADs shall alone be liable or responsible for payment for the Products ordered. If the UHCAD directly places the purchase order, neither UHCSC nor any CP shall be liable or responsible for the purchase; if a CP directly places the purchase order, neither UHCSC nor any other CP shall be liable or responsible for the purchase.

     B. The party directly placing the purchase order shall make payment in accordance with the terms of the purchase order (to the extent such terms are not in conflict or inconsistent with the terms of the Purchasing Agreement); provided, however, if a CP directly places the purchase order, it shall not be required to make payment until the Products purchased have been delivered, installed (if required), inspected and accepted as specified in Purchasing Agreement. Unless otherwise specified in the Purchasing Agreement, the CP shall have fifteen days to inspect and accept the Product from the date the Product is delivered or is installed, whichever is latter.

     C. The Supplier or the SADs shall submit invoices to the CP or the UHCAD in accordance with instructions contained on the purchase orders including reference to the purchasing order number. Unless otherwise requested by a CP, invoices shall be sent in triplicate to the invoice payment processing address shown on the purchase order; if no address is shown, invoices shall be sent to the "ship to" address or to such other address as the CP or the UHCAD may instruct. The Supplier and the SAD shall identify on the invoices the quantities and types of Products ordered; the status of each Product if the quantities ordered are not delivered; and such other information as UHCSC may reasonably request from time to time.

     D. Invoice discounts shall be determined from the date of receipt of the invoice and/or the date of acceptance of the Products. Cash discount terms stated on the Bid must be shown plainly on the invoice; however, cash discounts not shown on the invoice but included in the Bid may be taken. In addition, discounts set forth on the invoice, but not included in the Bid, may be taken.


                                         12.

     E. Errors on the invoices of the Supplier or the SADs must be corrected within fourteen days from (1) discovery by the Supplier or the SADs or
(2) notification to the Supplier or the SADs.

     F. Unless otherwise provided in the Bid Specifications, invoice terms of the Purchasing Agreement shall be 2% 15, net 30.

     G. The Supplier shall assist UHCSC and any CP with an interest in developing or the capability of developing an electronic invoice system to develop such a system. UHCSC's or the CP's development and implementation of such a system will entitle the CP with such a system to an additional discount of 0.5% from any invoice paid through such a system.

     H. The Supplier shall assist UHCSC and any CP with an interest in developing or the capability of developing an electronic fund transfer system to develop such a system. UHCSC's or the CP's development and implementation of such a system will entitle the CP with such a system to an additional discount of 0.5% from any invoice paid through such a system.

13.  RETURN GOODS POLICY.

     A. Unless prohibited by law, the CP or the UHCAD, without authorization from the Supplier or the SAD, or waiver of other claims, may return Products ordered by it to the Supplier or the SAD under any of the following circumstances: (1) the Product is ordered or shipped in error; (2) the Product is no longer needed by the CP due to deletion from its standard supply list, e.g., formulary, or changes in usage patterns, provided the Product is returned at least six months prior to its expiration date and is in a re-saleable condition; (3) the Product is received outdated or is otherwise unusable; (4) the Product is received damaged, or is defective or nonconforming;
(5) the Product is one which a product manufacturer or supplier specifically authorizes for return through a distributor; or (6) the Product is recalled.

     B. If Products are returned pursuant to Subparagraph A above, the Supplier or the SAD to which it is returned shall pay the freight for the returned Products, shall bear all risk of loss or damage to the Products from and after the time they leave the physical possession of the CP or the UHCAD and shall credit the CP or the UHCAD for the returned Products. The CP or the UHCAD shall determine the type of credit for returned Products (i.e., replacement products, credit memo, etc.). If the CP or the UHCAD elects credit, the Supplier or the SAD shall issue the credit within seven days after its receipt of the returned Product.

     C. The right of the CP or the UHCAD to return Products is in addition to and not a limitation on any other rights and remedies it may have.

14.  PRODUCT RECALLS.

     The Supplier shall immediately give UHCSC, the CPs' Purchasing Office and the UHCADS written, or verbal followed by written, notice of any and all recalls of the Products, or of any products whose recall might affect the availability of such Products. If the recalled Product is a pharmaceutical, the Supplier shall also send written notice of the recall to the Director of Pharmacy of each CP.


                                         13.

15.  PACKAGING.

     The Supplier shall give written notice to UHCSC, the CPs and the UHCADs of any change in packaging for any Products at least sixty days prior to the actual change. UHCSC reserves the right to cancel the Purchasing Agreement immediately upon receipt of notification of the change or any time thereafter by delivering written notice thereof to the Supplier.

16.  QUALITY LEVEL.

     Unless otherwise indicated in the Bid Invitation or unless agreed upon by a CP in connection with Products it may order, all Products shall be new. Products which are demonstrators, used, obsolete, seconds, or which have been discontinued are unacceptable unless otherwise specified in the Bid Invitation or the CP accepts delivery after receiving notice of the condition of the Products.

17.  REPORTS.

     A. If requested by a CP, within forty-five days after the end of a month ("Reporting Month"), the Supplier shall submit to the CP the following reports:

               (1) A computer print-out listing alphabetically all Products purchased by and delivered to the CP during the Reporting Month, the current price of each Product, the total quantity of Products purchased during the most recent twelve months ending with the end of the Reporting Month and the total price for such quantity purchased.

               (2) A computer print-out with all the information described in Paragraph 17.A(1), but arranged in de-creasing order by total dollars for the twelve month period ending with the end of the Reporting Month.

               (3) A computer print-out listing alphabetically all Products which are stocked by the Supplier or the SAD, their current prices, and their order entry numbers.

               (4) A computer print-out listing fill-rates for the Reporting Month determined in accordance with the description of fill-rate set forth in Paragraph 11.G.

               (5)  Such other reports as the CP may reasonably request.

     B. Within forty-five days after the end of the Reporting Month, the Supplier shall submit to UHCSC the following reports:

               (1) A report listing the total dollar purchases of each CP for the Reporting Month.

               (2) A report itemizing the purchases of each CP for the Reporting Month, which report shall contain, at a minimum, a description of the Products purchased, the number of units purchased and the total dollar amount of the products purchased.


                                         14.

     C. The reports listed in Subparagraphs A and B above shall be in hard print form and/or in machine readable form (i.e., tape or diskette) in accordance with UHCSC established specifications.

18.  ADMINISTRATIVE FEE.

     A. The Supplier shall remit to UHCSC as an administrative fee (the "Administrative Fee") an amount equal to 2 % of the total dollar amount of all purchases made under the Purchasing Agreement by the CPs and the UHCADs and shall be calculated based on the Supplier's Award Prices. The Administrative Fee shall be paid to UHCSC within fifteen days after the end of each month and shall be calculated based upon said month's purchases. In determining the total dollar amount of said month's purchases, Products purchased under the Purchasing Agreement by CPs which became CPs during said month pursuant to the terms of Paragraph 3B of these Standard Terms and Conditions shall be included in such determination. If the Supplier and UHCSC enter into another purchasing agreement for products not covered by the Purchasing Agreement providing for the payment of an administrative fee, the Supplier may make payment of such administrative fee thereunder in one consolidated payment provided the Supplier provides UHCSC a report breaking down the administrative fee amounts attributable to each purchasing agreement. If the Administrative Fee is not timely paid when due, UHCSC shall be entitled to receive interest on the unpaid amount at the rate of 1 and 1/2% per month, or the greatest amount permitted by law, whichever is greater.

     B. The Supplier shall pay the Administrative Fee by check made payable to the "University HealthSystem Consortium Services Corporation." All checks should reference the Purchasing Agreement number and should be mailed to the following address:

     University HealthSystem Consortium
     Services Corporation
     Suite 700
     2001 Spring Road
     Oak Brook, Illinois 60521-1890
     Attention: Accounts Receivable

19.  SALES CALLS.

     The Supplier shall consult with each CP to establish a specific time-table for sales calls by sales representatives. The Supplier shall establish the times of the sales calls to satisfy the needs of the CP.

20.  WARRANTY.

     A. The Supplier shall warrant the Products against defects in material, workmanship and design for the period set forth in the Bid. The Supplier shall make all necessary arrangements to assign any such warranty to the CPs where the Products are distributed to the CPs through an authorized distributor. If the purchased Products are equipment, the manufacturer's standard warranty shall apply at a minimum and must be honored by the Supplier. The Supplier represents and warrants that the Products shall conform to the specifications, drawings, and samples furnished by the Supplier or contained in the Bid


                                         15.

Specifications, shall be free from defects in material, workmanship and design, and shall be safe for their intended use. If any Products are defective and a claim is made by a CP or a UHCAD on account of such defect during the warranty period, the Supplier shall, at the option of the CP or the UHCAD, either replace the defective Products or credit the CP or the UHCAD. The Supplier shall bear all costs of returning and replacing the defective Products, as well as all risk of loss or damage to the defective Products from and after the time they leave the physical possession of the CP or the UHCAD.

     B. The warranties contained in this Paragraph 20 shall survive any inspection, delivery, acceptance or payment by a CP or a UHCAD. In addition, if there is at any time wide-spread failure of the Products even after the warranty period has ended, the CP or the I/HCA may return all said Products for credit or replacement, at its option. The remedies of this Paragraph 20 shall not be applicable where the defect is the direct result of an act or failure to act by the CP or the UHCAD. The remedies of this Paragraph are in addition to and not a limitation on any other rights or remedies that may be available against the Supplier.

21.  DISPUTES.

     The Supplier shall use its best efforts to resolve any dispute between it or a SAD and a CP or a UHCAD through negotiation. If the Supplier fails to resolve the dispute within a reasonable time, the Supplier shall submit such dispute to UHCSC which may attempt, in its sole discretion, to assist in the resolution of the dispute.

22.  ARBITRATION.

     UHCSC and the Bidder mutually agree that any controversy which may arise between them from the Award Date until the expiration of the Term of the Purchasing Agreement shall be resolved as follows: Whenever a controversy between them shall arise, the parties shall first use their good faith best efforts to resolve the controversy. If, following such attempt, the controversy remains unresolved for a period of at least thirty days, either party may request arbitration by written notice to the other party. Within ten days after receipt of such written request, the parties shall mutually select an arbitrator. If the parties cannot agree upon an arbitrator within such ten day period, within ten days thereafter, they shall jointly submit or either one of them may submit a request to the American Arbitration Association to select an arbitrator. Within thirty days after the selection of an arbitrator, the arbitrator shall conduct a formal hearing into the matter in dispute according to the applicable rules of the American Arbitration Association then in effect. All costs of arbitration, including the arbitrator's fee and transcript expenses, but excluding the parties' legal expenses, shall be borne equally by the parties. The arbitrator's award or decision may be enforced according to the provisions of Illinois law.

23.  INSOLVENCY.

     If the Supplier should become bankrupt or insolvent or make an unauthorized assignment or go into liquidation or should proceedings be initiated for the purpose of having a receiving order or winding up order made against the Supplier, or should the Supplier apply to the courts for protection from its creditors, then and in any such case, UHCSC and the CPs may, without


                                         16.

prejudice to any of their other rights, demand adequate assurances of performance under the Purchasing Agreement and suspend their obligations thereunder until the Supplier's financial position appears satisfactory.
Failing such assurances, UHCSC may terminate the Purchasing Agreement by written notice to the Supplier.

24.  NONPAYMENT BY OR INSOLVENCY OF THE UHCAD.

     If the UHCAD should fail to pay the Supplier or the SAD for Products or should become bankrupt or insolvent or make an unauthorized assignment or go into liquidation or should proceedings be initiated for the purpose of having a receiving order or winding up order made against the UHCAD, or should the UHCAD apply to the courts for protection from its creditors, then and in any such case, the Purchasing Agreement shall, not terminate, but the Supplier shall have the right, upon prior notice to UHCSC and the CPs, to discontinue providing Products through the UHCAD, and the Supplier shall thereafter provide Products to the CPs directly, through a SAD or through another UHCAD, as directed by UHCSC.

25.  EXISTING CONTRACTS.

     The Bidder agrees that without penalty or liability of any kind each EP with which the Bidder has a contract or contracts in force as of the Award Date for the Products may terminate any such existing contract or contracts with the Bidder within thirty days after either the Award Date or the date the EP becomes a CP, whichever is latter, by delivering written notice thereof to the Bidder. The foregoing right of termination shall apply irrespective of whether the Bidder is awarded a Purchasing Agreement.

26.  BILATERAL CONTRACTS.

     The Supplier and a CP, at their election, may enter into a bilateral contract in respect to the Products; provided, however, notwithstanding anything to the contrary in the bilateral contract, the following conditions shall apply with respect to such bilateral contract: (1) except with the prior written consent of UHCSC, the terms of the Purchasing Agreement shall supersede the terms of the bilateral contract in the event of conflict or inconsistency; (2) unless required by UHCSC, execution of the bilateral contract by the CP shall not be necessary for a CP to qualify as a CP and to purchase Products pursuant to the Purchasing Agreement; and (3) the term of the bilateral contract shall be coterminous with the Term of the Purchasing Agreement. The Supplier shall provide UHCSC with a copy of the bilateral contract and any amendments thereto for approval prior to their execution. No bilateral contract or any amendments thereto shall become effective unless first approved in writing by UHCSC. If approved, the Supplier shall provide UHCSC with an executed copy of the bilateral contract or any amendment thereto within fifteen days after execution by both the Supplier and the CP.

27.  PATENT INFRINGEMENT.

     The Supplier represents and warrants that the Products will be manufactured or produced in accordance with applicable federal labor laws and that sale or use of the Products will not infringe any United States patent.
The Supplier will, at its own expense, defend every suit which shall be brought against UHCSC, a CP or a UHCAD (provided that the Supplier is notified in writing of such suit and the papers therein are delivered to it) for any alleged infringement of any


                                         17.

patent by reason of the sale or use of the Products and shall pay all costs, damages and profits recoverable in any such suit.

28.  INSURANCE.

     A. The Supplier shall maintain and keep in force during the Term of the Purchasing Agreement product liability, general public liability and property damage insurance against any insurable claim or claims which might or could arise regarding Products purchased by the CPs or by the UHCADs from the Supplier or a SAD under the Purchasing Agreement. Such insurance shall contain a minimum combined single limit of liability for bodily injury and property damage in the amounts of not less than $1,000,000 per occurrence and $10,000,000 in the aggregate; shall name UHCSC, the CPs and the UHCADs, as their interests may appear, as additional insured, and shall contain an endorsement providing that the carrier will provide directly to all named insured copies of all notices and endorsements. The Supplier shall provide to UHCSC in its Bid and thereafter within fifteen days after UHCSC's request, an insurance certificate indicated the foregoing coverage, issued by an insurance company licensed to do business in the relevant states and signed by an authorized agent.

     Notwithstanding anything to the contrary in this Paragraph, the Supplier may maintain a self-insurance program for all or any part of the foregoing liability risks, provided such self-insurance policy in all material respects complies with the requirements applicable to the product liability, general public liability and property damage insurance set forth in this Paragraph. The Supplier shall provide UHCSC in its Bid, and thereafter within fifteen days after UHCSC's request: (1) the self-insurance policy; (2) the name of the company managing the self-insurance program and providing reinsurance, if any;
(3) the most recent annual reports on claims and reserves for the program; and
(4) the most recent annual actuarial report on such program.

     The Supplier shall not amend in any material respect that affects the interests of UHCSC, the CP, and the UHCAD, or terminate said liability insurance or self-insurance program except after thirty days' prior written notice to UHCSC and shall provide to UHCSC copies of all notices and endorsements as soon as practicable after it receives or gives them.

     B. The Supplier shall (1) cause each SAD to agree to maintain and keep in force during the Term of the Purchasing Agreement product liability, general public liability and property damage insurance in coverage amounts deemed reasonable under industry standards against any insurable claim or claims which might or could arise regarding Products purchased by the CPs or by the UHCADs under the Purchasing Agreement, (2) name UHCSC, the CPs and the UHCADs as additional insured in any such insurance policy as their interests may appear, and (3) furnish to UHCSC (upon its request) an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant states and signed by an authorized agent. If the SAD refuses or fails to agree to the foregoing, the Supplier shall immediately notify UHCSC.

29.  COMPLIANCE WITH LAW.

     The Supplier represents and warrants that to the best of its knowledge, after due inquiry, it is in compliance with all federal and state statutes, laws, ordinances and regulations applicable


                                         18.

to it (the "Legal Requirements") which are material to the operation of its business and the conduct of its affairs, including Legal Requirements pertaining to the safety of the Products, occupational health and safety, environmental protection, nondiscrimination, antitrust, and equal employment opportunity. During the Term of the Purchasing Agreement, the Supplier shall: (1) promptly notify UHCSC of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against it which assert in whole or in part that the Supplier is in noncompliance with any Legal Requirement which is material to the operation of its business and the conduct of its affairs and (2) promptly provide UHCSC with true and correct copies of all written notices of adverse findings from the U.S. Food and Drug Administration ("FDA") and all written results of FDA inspections which pertain to the Products.

30.  HOLD HARMLESS.

     A. The Supplier shall indemnify and hold harmless, and, if requested, defend UHCSC, the CPs and the UHCADs, and their respective officers, directors, regents, agents and employees, from and against any claims, liabilities, damages, actions, costs and expenses (including reasonable attorneys fees and court costs) of any kind or nature, whether at law or in equity, arising from or caused by (1) the breach of any representation, warranty, covenant or agreement of the Supplier contained in the Purchasing Agreement or (2) the condition of any Product sold pursuant to the Purchasing Agreement, existing at the time of its delivery, including a defect in material, .workmanship or design; provided that such indemnification and promise to indemnify, defend and hold harmless shall not be applicable where the claim, liability, damage, action, cost or expense arises as a result of an act or failure to act of UHCSC, the CP or of the UHCAD.

     B. This Paragraph and the obligations contained herein shall survive the expiration or earlier termination of the Purchasing Agreement. The remedies of this Paragraph are in addition to and not a limitation on any other rights or remedies that may be available against the Supplier.

31.  ANCILLARY AGREEMENTS.

     A. Within thirty days after UHCSC sends a letter of award to a UHCAD, UHCSC shall submit to the Supplier a summary of the distributor agreement entered into by UHCSC and the UHCAD.

     B. Within thirty days after the Supplier awards a contract to a SAD for the Products, the Supplier shall notify UHCSC of the distributor agreement entered into by the Supplier and the SAD.

32.  CHOICE OF LAW.

     The Purchasing Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois and the Illinois courts shall have jurisdiction over all matters relating to the Purchasing Agreement; provided, however, in the event of a dispute between a CP and the Supplier, at the option of the CP, the Purchasing Agreement shall be governed by and construed in accordance with the internal substantive laws of the state in which


                                         19.

the CP is located and the courts of the state in which the CP is located shall have jurisdiction over the dispute.

33.  INDEPENDENT CONTRACTOR.

     Each UHCAD is an independent contractor and is not an agent or employee of UHCSC or any CP. UHCSC, the CPs and their respective officers, directors, regents, agents and employees shall not be responsible or liable for any claim, damage or loss of the Supplier or any third party arising out of or resulting from the act or failure to act of a UHCAD.

34.  REPRESENTATIONS AND WARRANTIES OF THE SUPPLIER.

     In addition to the Supplier's other representations and warranties contained herein, the Supplier represents and warrants to UHCSC and to each CP as follows: (1) neither the Purchasing Agreement nor the transactions contemplated therein will violate, breach or cause a default under any provision of the charter or bylaws of the Supplier or any agreement, order, judgment, decree, or other restriction of any kind to which the Supplier is a party or by which it or any of its assets is bound or affected, or violate any law or regulation; and (2) the Purchasing Agreement and the transactions contemplated therein have been duly authorized and approved by all necessary action under applicable laws or otherwise, and the Purchasing Agreement has been duly executed by and constitutes the legal, valid and binding obligation of the Supplier, enforceable by UHCSC and/or the CPs in accordance with its terms.

35.  OMNIBUS RECONCILIATION ACT.

     To the extent that Section 1861(V) (1) (I) of the Social Security Act, as amended, (the "Statute") is applicable to the Purchasing Agreement, the Supplier shall comply with the following requirements of the Statute:

     A. Until the expiration of four years after the services are furnished under the Purchasing Agreement, the Supplier shall make available, upon written request to the Secretary of the Department of Health and Human Services ("HHS"), or upon request to the Comptroller General, or their duly authorized representatives, the Purchasing Agreement, and all the books, documents and records of the Supplier that are necessary to certify the nature and extent of the costs incurred by the CPs under the Purchasing Agreement; and

     B. If the Supplier carries out any of its duties through a subcontract, with a value or cost of $10,000 or more over a twelve-month period, with a related organization (as the term is defined with regard to a provider in 42 C.F.R. Section 405.427(b)), the subcontract shall contain a clause to the effect that until the expiration of four years after the services are furnished pursuant to the subcontract, the related organization shall make available, upon written request to the Secretary of the Department of HHS, or upon request to the Comptroller General, or any of their duly authorized representatives, the subcontract, and all the books, documents and records of such organization that are necessary to verify the nature and extent of such costs.


                                         20.

36.  OBLIGATIONS OF UHCSC.

     A. UHCSC shall, after the award of the Purchasing Agreement, deliver a summary or copy of the Purchasing Agreement to each CP and each UHCAD and shall, from time to time, at the request of the Supplier, deliver to each CP and each UHCAD such materials supplied by the Supplier to UHCSC which relate to the purchase of Products.

     B. UHCSC shall notify in writing the Supplier of the identity of each CP and each UHCAD which becomes or ceases to be a CP or a UHCAD during the Term of the Purchasing Agreement. The Supplier acknowledges and agrees that any institution that becomes a CP or a UHCAD during the Term of the Purchasing Agreement shall be deemed a "CP" or a "UHCAD" hereunder.

37.  CERTIFICATION OF INDEPENDENT PRICE DETERMINATION.

     The Bidder certifies, and in the case of a joint Bid, each Bidder thereto certifies as to its own organization, that: (1) the Bidder has not either directly or indirectly entered into any agreement, participated in any collusion or otherwise taken any action or restraint of free competitive bidding in connection with the Bid Invitation; (2) the prices in the Bid have been arrived at independently without consultation, communication, or agreement, as to any matter relating to such prices with any other Bidder or with any competitor; (3) unless otherwise required by law, the prices quoted in the Bid have not been knowingly disclosed by the Bidder and will not be knowingly disclosed by the Bidder directly or indirectly to any other Bidder or to any competitor; and (4) no attempt has been made or will be made by the Bidder to induce any other person or firm to submit or not to submit a Bid for the purpose of restricting competition.

38.  DEFENSE OF THE PURCHASING AGREEMENT.

     The Supplier shall, at its own expense, take such action as is reasonably necessary to defend the validity and enforceability of the Purchasing Agreement against any allegation in any litigation or proceeding commenced against it by a third party to the effect that the Purchasing Agreement is unlawful or unenforceable, and UHCSC shall cooperate with the Supplier in such defense. If UHCSC is a party to any litigation or proceeding involving such an allegation, the Supplier shall cooperate with UHCSC in its defense thereof.

39.  THIRD PARTY BENEFICIARIES.

     Each CP and UHCAD is an intended third party beneficiary of the Purchasing Agreement. All terms and conditions of the Purchasing Agreement shall inure to the benefit and be enforce-able by the CP and its successors and assigns and all terms and conditions of the Purchasing Agreement which are applicable to the UHCAD shall inure to the benefit and be enforceable by the UHCAD and its successors and assigns.

40.  AUDIT OF PRICING.

     The Supplier shall allow UHCSC or its representatives to make periodic visits for the express purpose of auditing invoices to ensure correct pricing and performance under the Purchasing Agreement. All visits will be at a mutually agreed upon time.



                                         21.

41.  NOTICES.

     All notices or other communications required or permitted under the Purchasing Agreement shall be in writing and shall be deemed sufficient when mailed by United States mail, or delivered in person against receipt to the party to which it is to be given, at the address of such party set forth below:

     If to the Supplier:

          BY MAIL OR BY HAND DELIVERY
          to the Address Set Forth by the Supplier in the Bid

     If to UHCSC:

          BY MAIL OR BY HAND DELIVERY
          University HealthSystem Consortium
          Services Corporation
          2001 Spring Road
          Suite 700
          Oak Brook, Illinois 60521-1890

     If to a CP:

          BY MAIL OR BY HAND DELIVERY
          TO THE CORRECT ADDRESS OF THE
          COMMITTED PARTICIPANT

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Paragraph.

42.  USE OF NAME, LOGOS, ETC.

     The Supplier agrees (and shall obtain a similar agreement from each SAD) that it shall not use in any way in its promotional, informational or marketing activities or materials the name of UHCSC or any CP, the trademarks, logos or symbols of UHCSC or any CP, a description of the business or activities of UHCSC or any CP, or the award or content of the Purchasing Agreement without in each instance first obtaining the prior written consent of UHCSC.

43.  CONFIDENTIAL INFORMATION.

     A. The Supplier agrees (and shall obtain a similar agreement from each SAD) that it shall: (1) keep strictly confidential and hold in trust all confidential information of UHCSC and the CPs; (2) not use the confidential information for any purpose other than the performance of its obligations under the Purchasing Agreement, without the prior written consent of UHCSC; (3) not disclose the confidential information to any third party (unless required by law) without the prior written consent of UHCSC; and (4) not later than thirty days after the expiration or earlier


                                         22.

termination of the Purchasing Agreement', return to UHCSC, or the CP, as the case may be, the confidential information.

     B. "Confidential information", as used in Subparagraph A above, shall consist of all information relating to the prices and usage of the Products (including all information contained in the reports produced by the Supplier pursuant to Paragraph 17) and all documents and other materials of UHCSC and the CPs containing information relating to the programs of UHCSC and the CPs of a proprietary or sensitive nature not readily available through sources in the public domain. In no event shall the Supplier provide to the EPs any information relating to the prices it charges the CPs or the UHCADs for Products ordered pursuant to the Purchasing Agreement without the prior written consent of UHCSC.

44.  NON-ASSIGNMENT.

     A. The Purchasing Agreement shall be binding upon and inure to the benefit of the respective legal representatives, agents, successors and assigns of UHCSC and the Supplier. "Successors", as used herein, shall include successors in interest and successors in ownership, operation and control, and shall include a successor corporation or other legal entity resulting from a merger or consolidation and a corporation or other legal entity which acquires all or substantially all of the assets of the acquired party.

     B. No assignment of the rights thereunder may be made without the prior written consent of the other party; except that UHCSC may assign its rights and obligations to any affiliate of UHCSC. Any assignment of such rights by either party in violation of this Paragraph shall not relieve that party of the responsibility of performing its obligations thereunder to the extent that such obligations are not satisfied in full by the assignee of such assignor.

45.  HEADINGS.

     Headings in the Bid Invitation are for convenience and reference only, and shall in no way be held to explain, modify, amplify or aid in its interpretation, construction or meaning.

46.  SEVERABILITY.

     Whenever possible, each provision of the Bid Invitation shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Bid Invitation shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of the Purchasing Agreement.

47.  INSERVICE TRAINING.

     The Supplier will provide inservice training at its own cost for pertinent Products as requested by UHCSC or the CPs prior to and during the Term of the Purchasing Agreement.


                                         23.

48.  ENTIRE AGREEMENT.

     A. These Standard Terms and Conditions of Bid shall apply to any purchase order issued by a CP or a UHCAD under the Purchasing Agreement unless the special conditions set forth in Appendix A (e.g., "Special Conditions Pharmaceutical"; "Special Radio-pharmaceuticals;" etc.) are applicable because the products subject thereto are described in Appendix A. In such case, the special conditions shall apply in addition to these Standard Terms and Conditions of Bid and shall supersede these Standard Terms and Conditions of Bid in the event of conflict or inconsistency.

     B. The Purchasing Agreement, together with each CP's or each UHCAD's purchase order (to the extent the terms of such purchase order are not in conflict or inconsistent with the terms of the Purchasing Agreement) shall constitute the entire agreement between each CP or each UHCAD and the Supplier and no other terms and conditions in any document, acceptance, or acknowledgment shall be effective or binding upon a CP or a UHCAD unless expressly agreed to in writing by a CP.

Supplier:
          -----------------------------------------------------------------
ADDRESS:
          -----------------------------------------------------------------

          -----------------------------------------------------------------

          -----------------------------------------------------------------
SIGNATURE:
          -----------------------------------------------------------------
TITLE:                             DATE:
          ------------------------      --------------------------------










                                         24.

1.0  INTRODUCTION

The Special Terms and Conditions Capital Equipment Purchasing Program set forth in this document are incorporated into and should be considered part of the UHCSC Standard Terms and Conditions of Bid for Supplier agreement. These Special Terms and Conditions apply only to capital equipment products and services, and will be considered in addition to the Standard Terms and Conditions of Bid. In the event of conflict or inconsistency, these Special Terms and Conditions will supersede any other terms and conditions set forth in the Standard Terms and Conditions of Bid. All defined terms used herein which are not defined in these Special Terms and Conditions shall have the meaning given those terms in the Standard Terms and Conditions of Bid.

2.0  FDA REQUIREMENTS

A Bidder shall provide evidence satisfactory to UHCSC to demonstrate compliance with the below specified provisions of the federal Food, Drug and Cosmetic Act (FD&C Act").

2.1  PREMARKET REVIEW.


A Bidder shall provide, together with each Bid, evidence satisfactory to demonstrate compliance with Food and Drug Administration ("FDA") premarket review requirements, if any, of the device subject to the Bid. Ordinarily, for each device reviewed by FDA under Section 510(k) of the FD&C Act a letter is received from the FDA determining that the device is "substantially equivalent" to a preamendment device. Where a premarket approval has been submitted to FDA, the Bidder should submit a copy of the notice of approval.


2.2  REPORTING AND TRACKING.

A Bidder shall submit, together with each Bid, a copy of this standard operating procedure for device tracking, if device tracking is required under the FD&C Act, for any device included in the Bid, together with a copy of its plan for compliance with the manufacturer medical device reporting requirements. Subsequent modifications to the procedure and plan shall be provided as they become adopted by the Bidder. A Supplier shall assist, upon request, each CP
(CP) in complying with all device reporting and tracking obligations under the FD&C Act.

2.3  PRODUCT RECALLS/MODIFICATIONS

A Supplier will, at no cost to the CP, provide the CP with each product modification or replacement part necessary to correct a hazard notification/recall on all goods and services covered by the Purchasing Agreement. The hazard correction shall include, at no cost to the CP, all labor, transportation and travel to the CP's site.


                                          1.

2.4  GMP INSPECTION REPORTS

A Bidder shall provide to UHCSC, together with each Bid, copies of all FDA Form 483's for the two most recent years together with evidence of actions taken by the Bidder to address to the FDA's satisfaction violations of the FD&C Act. A Supplier shall be under a continuing obligation to provide, on a timely basis, copies of all subsequent FDA Form 483's and also to provide immediate notice to UHCSC of any warning letter, recall, legal action or other regulatory action by or on behalf of the FDA that affects a product for which a Bid has been submitted and accepted by a Letter of Award.

3.0  NEW TECHNOLOGY

All Bidders, as a condition to submitting a Bid, will disclose to UHCSC pending new technology equipment planned for introduction for the next two years which provides the same function as the equipment subject to the Bid. Upon introduction of the Supplier's new technology equipment, each CP will be provided the option to exchange old technology equipment on a priority basis at discounted prices and terms that will comply with Section 5 of the Standard Terms and Conditions of Bid.

4.0  SAFE MEDICAL DEVICES ACT OF 1990

Each Bidder will be responsible for submitting their written plan of compliance with the Safe Medical Devices Act (SMDA) of 1990 for both User Reporting and Device Tracking. Suppliers will also be responsible for assisting the CP in upholding the guidelines set forth by the SMDA for hospitals. This requirement will not be fulfilled until the final SMDA ruling goes into effect. Suppliers will be required to satisfy the above request immediately upon the final effective date of the SMDA regardless of when the Purchasing Agreement had gone into effect, as long as the Agreement is valid during the initial implementation date of the ruling.

5.0  OSHA BLOOD BORNE PATHOGENS

Each Supplier shall abide by the state, federal, and hospital specific policies developed by the CP regarding Blood Borne Pathogens. It wi1l be the responsibility of the Suppliers and their representatives to request copies of guidelines and training from the CP in order to fulfill the requirements of the policy. The committed facility will be responsible for providing the Supplier with the necessary supplies according to the written policy.

6.0  NEW EQUIPMENT ACCEPTANCE

A period of sixty days from first clinical use shall be given to the CP for the purpose of acceptance testing. Upon completion of the installation, the equipment shall meet or exceed the Bid Specifications and the specifications set forth in the Supplier's published brochures. Acceptance testing shall include, but is not limited to, safety testing, calibration, performance testing, documentation inspection, and testing for adherence to hospital specifications. Formal acceptance and invoice payment will occur only after the results of the previously mentioned tests have been verified by hospital staff with at least thirty days of clinical use but not later than sixty days from first clinical use, at the CP's discretion A complete set of all test documentation and procedures shall be made available to hospital staff prior to final acceptance.


                                          2.

If the equipment fails the acceptance testing, the CP shall, at its own discretion, return the equipment to the Supplier for a complete cash refund/exchange or may mandate the performance standards are met within five working days.

If the equipment passes the acceptance testing, the warranty period for the equipment shall begin sixty days from the first clinical use.


7.0  SITE PREPARATION

The Bidder shall provide to the CP a description of any pre-installation planning services provided by the Bidder, including any costs that may be incurred by the CP due to site preparation at the time the CT requests a bid from the Bidder. The Bidder shall also provide any drawings, specifications, or other material necessary for site preparation to be completed by the CP. The above mentioned materials must be supplied as, and shall become part of the Bid submitted by the Bidder to UHCSC.

8.0  INSTALLATION/ASSEMBLY

The Supplier shall provide a detailed description of the CP's and Supplier's installation obligations including, but not limited to, electrical, mechanical
(HVAC), structural (including seismic where applicable), and plumbing requirements. Based on past installations and review of the CP's site, the Supplier shall estimate the cost the CT shall bear for each component of the installation regardless if supplied by the Supplier or the CP. The CP shall specify who will be responsible for installation. If the Supplier will be taking responsibility for installation, the Supplier shall supply a schedule with estimated dates and times for installation. If the CP will be taking responsibility for installation, the Supplier shall contact the individual selected by the CP that will be responsible for the installation of the equipment subject to the Bid.

The Supplier shall provide a delivery and installation schedule to the CP based on the specific details required by the CP.

If the product being purchased requires assembly (whether mechanical or electrical, including cables), the Supplier shall specify who will be responsible for assembly and any additional costs involved. If the Supplier will be taking responsibility for assembly, the Supplier shall supply a schedule of assembly requirements with estimated dates, times, and cost immediately after the time a purchase order is issued.

9.0  DATA CONVERSION/INTERFACES

In the event that the product being purchased will require conversion of data from another system, the Supplier agrees to perform this conversion either manually or electronically at no charge to the CP. The Supplier shall also supply the CP with the cost of performing data conversion during the warranty period and after the warranty has expired. The data conversion will include all data requested by the CP in writing and will take no longer then the agreed upon time limit that should have been disclosed by the Supplier to the CP prior to the commitment to


                                          3.

purchase. It shall be the responsibility of the Supplier to inform the CP, in writing, of the length of time required to perform the conversion prior to the issuance of a purchase order.

The Supplier shall also agree to include all interfaces requested by the CP at no charge. Interfaces shall be real time connections to other information systems owned by the CP and their affiliated members. All software interfaces between devices and computerized information systems or between two devices shall be identified as standard (with the appropriate standard {e.g. ACR, NEMA III, HL7} referenced), proprietary ("off the shelf") or custom (to be specially developed for the purchase).

10.0 WARRANTY/GUARANTEE

The Supplier shall clearly state in writing to the CP what is included in the warranty in terms of equipment, attachments, subsystems, components, glassware, etc. The Supplier shall also supply a second clearly written document listing items that are limited in warranty or excluded from warranty coverage. During the warranty period, the Supplier agrees to supply the CP with free loaner equipment of identical type when the CP determines the need is required. Loaner equipment shall be available and delivered to the CP's site within twenty four hours of request at no charge to the CP.

During the warranty period, the Supplier will guarantee response to service calls within one hour by phone and four hours on site unless specified otherwise under unique instances. All warranty repairs will have 24 hour coverage at no additional charge where the CP will be allowed to determine whether the service response may be postponed to the following working day. A penalty equal to ___ of the total purchase price or the sum of the lease or rental will be payable by the Supplier for each late response and for each occurrence that scheduled maintenance is not performed by thc Supplier. This penalty fee will be available to the CP within thirty days as a cash refund or credit to be used for future purchases, at the CP's option per CP discretion.

The Supplier agrees to unconditionally guarantee all items against defect in materials, workmanship, design, and performance for a period of one year for all radiographic equipment and eighteen months for all other equipment. In case of failure, the Supplier guarantees to use new original manufacture parts and not rebuilt assemblies or components to perform the repair. If new manufacturer parts are not available, thc Supplier will perform the repair with reconditioned parts, and within thirty days replace the reconditioned parts with identical new assemblies, components, printed circuit boards, etc.

As part of the Bid, the Bidder will be required to submit, in writing, the equivalent cash value of thc above mentioned warranty/guarantee.

11.0 UPTIME/DOWNTIME CALCULATION (WARRANTY AND SERVICE CONTRACT)

The Supplier will guarantee that the equipment purchased under the Purchasing Agreement shall maintain a level of uptime better than or equal to 98%. Any costs associated with lost revenue due to failure by the Supplier to meet the agreed uptime requirement shall be paid by the Supplier. Lost revenue shall be calculated by multiplying the average number of procedures performed or the average number of times the equipment would have been used times the current


                                          4.

hospital rate per use or procedure. The CP may elect to accept payment in the form of cash reimbursement or account credit which may be used for future purchases. Uptime shall be calculated using the following method:

     100% uptime = H hours/day X D days/week X 13 weeks/quarter
          = T hours (total potential uptime hours/quarter)

               (T- TNF) X 100
               --------------
     % uptime =          T

where: H is the pre-defined and agreed-upon number of hours per day that the system will typically be used.

          D is the pre-defined and agreed-upon number of days per week that the system is typically used.

          T is the total number of hours that the system will be in use per year.

          TNF is the number of hours the unit or any function of the unit is not operational during the quarter (the hours calculated will only include those hours that the unit would typically be in use). This time does not included scheduled preventive maintenance.

If any portion of the total functionality of the equipment is unavailable for clinical use, the unit shall be considered down. Downtime scheduled for preventive maintenance, normal tube replacement (based on the average tube life), or any other scheduled event including those for the convenience of the hospital shall not be included in the downtime calculation

The % uptime shall be calculated every three months based on quarterly reports that will be supplied by the Supplier. If uptime is less than 98%, the CP will give written notice to the Supplier of its failure to meet the uptime requirement and the costs associated with lost revenue shall be payable by the Supplier within 30 days of receipt of the notice If the system falls below the guaranteed uptime, the Supplier shall extend the warranty by one week for every hour the system or function is not operational beyond the allowable 2%. The same shall apply for CPs that have chosen to place their -nits under contract after the warranty period has expired. The CP will be allowed to modify the number of hours the unit is operational at any time within the quarter under review. All calculations will be based on the agreed upon n-tuber of hours of operation during that quarter.

12.0 PREVENTIVE MAINTENANCE

During the warranty period, the Supplier shall perform preventive maintenance according to the manufacturer's recommendations and the policies developed by the CP, at no charge to the CP. The Supplier shall supply the CP with a written procedure that will be followed by the Supplier's representative during the preventive maintenance process. Reasonable additional testing shall be performed by the Supplier at no charge to the CP, upon request, to meet the requirements of procedures developed by the CP. The frequency of preventive maintenance and tests performed



                                          5.

shall comply with the manufacturers recommendations, external codes (state, JCAHO, etc.), and all internal policies developed by the CP. During the warranty period, the Supplier shall provide preventive maintenance after hours at no additional charge if requested by the CP.

13.0 UPGRADES

The Supplier shall provide UHCSC and the CPs with a list of all optional software including costs for the software both during the warranty period and after the warranty period. Each CP shall be given all upgrades to acquired software from the date of issuance of the purchase order through the expiration of warranty, including penalty extensions, at no charge to the CP. Arrangements shall be made to install all software upgrades within two weeks after the release of any software upgrade. If the CP elects to purchase a maintenance contract of any type after the warranty, all upgrades shall be provided at no additional charge during the contract period. If the CP elects not to purchase a service contract, the cost of upgrades will be no higher then the Supplier's lowest published list price for the upgrade if a service contract had been purchased.

14.0 MANUALS/SCHEMATICS/INSPECTION PROCEDURES

Supplier shall provide to the CP two complete and unabridged sets of operator and service manuals for each model of equipment purchased including all subassemblies and peripheral devices (including those manufactured by other Suppliers). The technical service manuals furnished to the CP shall be at least as complete and comprehensive as those furnished to the Supplier's technical service personnel and minimally must include theory of operation (including software), electrical and mechanical schematics, preventive maintenance procedures and schedules, replacement parts lists, and troubleshooting documentation. All updates to the above mentioned manuals shall be provided to the CP within two weeks after release of such updates.

15.0 TRAINING

The Supplier shall provide inservice training for both operators and technical service staff of the CP at the CP's site at the Suppliers own cost for pertinent products or services as requested by UHCSC or CPs prior to the completion of the sixty day acceptance period. The Supplier will perform initial inservice training for the period required by the CP to complete training for the required personnel. The Supplier shall, at no tuition, travel, lodging, or out of pocket expenses to the CP, allow two staff members to attend the Supplier's technical service training school. The Supplier shall also allow the CP to reproduce all training material for use within the CP's facility. The Supplier shall provide to the CP a schedule for technical service training provided by the Supplier, and guarantee at least one space per CP in a technical service training class prior to the end of the warranty period. Failure to provide the opportunity for one attendee to attend technical service training class prior to the expiration of the warranty shall cause the warranty to be extended by thirty days after the technical training is provided. The Supplier shall provide follow-up inservice training as determined by the CP for the life of the equipment at no additional charge regardless of where the training is performed.

16.0 SERVICE RESPONSE TIME

The awarded Supplier shall guarantee a response time of one hour by phone and four hours on-site for warranty, contract, or time and materials service calls for all CPs. A penalty equal to 1%


                                          6.

of the total purchase price or the sum of the lease or rental payments (as applicable) will be incurred by the Supplier for each occurrence of late response. This penalty fee will be available to the CP within thirty days as a cash refund or credit to be used for future purchases, at the CP's option. The Supplier shall provide twenty four hour service coverage during the warranty period for all CPs at no additional charge.

17.0 LOANER EQUIPMENT

In the event a CO's equipment is inoperable for any reason, the Supplier agrees to provide loaner equipment of identical (compatible with the system the CP is using) or superior type to the CP at its site at no additional charge during the term of the Purchasing Agreement. Loaner equipment shall be available and delivered to the CP's site within twenty four hours of the request by the CP.
It will be the responsibility of the Suppliers service representative to offer a loaner when the equipment will be out of service. It will be left to the discretion of the hospital to determine whether a loaner will be required while equipment is out for repair. The Supplier shall also supply the CP with the cost of loaner equipment after the Purchasing Agreement has expired.

18.0 CUSTOMIZATION OF SOFTWARE

At the rime of Bid, the Bidder shall supply an outline of the cost per hour or per project that will be billed to the CP for the customization of software. The Bid shall also include any additional charges that the CP shall incur for annual maintenance, training, documentation, backup, etc. related to the customized software.

19.0 OPERATIONAL SOFTWARE

All software licensure agreements shall be clearly stated in writing and copies shall be submitted as part of the Bid. The Supplier shall also state whether software is included in the warranty of the goods and services stated in the Purchasing Agreement. All software necessary to operate the equipment/system shall become the property of the CP upon completion of the equipment acceptance. Ail new operational software shall be provided to the CP at no charge throughout the warranty period and through the expiration of any maintenance contract that is purchased for post-warranty service. Arrangements shall be made to install all new software releases within two weeks after the release of new software.

20.0 DIAGNOSTIC SOFTWARE

All software necessary to troubleshoot and maintain the equipment listed on the CP's purchase order shall be supplied to the CP at no charge. The diagnostic software shall be identical to that used by the Supplier's service representative Training for the use of diagnostic software shall be included in the service training provided by the Supplier, and the Suppliers telephone support shall also include assistance in diagnostic software operation.
Training in the use of diagnostic software and diagnostic software upgrades will be offered by the Supplier, at no additional charge to the CP or the life of the equipment within the CP's facility. Software updates shall be provided to the CP within two weeks after the update release.


                                          7.

21.0 SERVICE CONTRACT OPTIONS

The Bidder shall enclose, with the Bid, annual service contract options with annual costs specified for up to three years of coverage after the expiration of warranty. If warranty on parts (or labor) extends beyond the warranty for labor (or parts), then the parts (or labor) only contracts should be included for the period while a partial warranty applies and then for three years beyond. The types of contracts should include but are not limited to Full Service (Repair and Preventive Maintenance), Repair Only, Preventive Maintenance Only, Pans Only, Biomedical Screening; and Pans Consignment if available through the Supplier. Each contract should include a tabular listing of options for coverage hours and clearly state which items are covered or not covered with cost implications for each incremental change in these terms. If pre-printed contracts do not clearly list all items that are not covered under the Purchasing Agreement, a separate list must be attached for clarification. Any items, assemblies, or components that appear on the purchase order and which do not appear on the List of Items Not Covered will assumed to be covered in full by the contract. Multi-year agreements should be renewable annually based solely upon the CP's discretion which will include the CP's perception of the quality of service provided by the Supplier. Contract proposals should also include a guarantee of service quality and response time with penalties for the Supplier if these guarantees are not satisfied.

Regardless of which type of contract is chosen or whether a contract is chosen, the Supplier will supply the CP with clinical and technical telephone service response during the life of the equipment. In the response to the request for bid, the Supplier shall supply the types of telephone support available, the hours of coverage, and specify how to access the system. Telephone response Will be guaranteed to a maximum of one hour response time with a penalty equal to of the total purchase price or the sum of the lease or rental payments (as applicable) for each late response time. This penalty fee will be available to the CP within thirty days as a cash refund or credit that may be used for future service or purchases, at the CP's option.

If upgrades are to be provided at no charge as part of the service contract, the cost of any upgrade for CPs not electing to purchase service contracts shall not exceed $0% of the service contract cost and in no event shall the cost exceed the Supplier's lowest published price list for the upgrade.

22.0 SERVICE CONTRACT CANCELLATION

The CP reserves the right to cancel any service agreement, without cause or penalty, with thirty days prior written notification to the Supplier. Payment reimbursement will be prorated and the Supplier shall separate costs for preventive maintenance and repair for the purpose of allocating expenses. The Supplier will be required to leave the equipment in certifiable condition as deemed by hospital staff. The Supplier shall not cancel the contract without a minimum of thirty days prior written notification to the CP. Cancellation of the contract shall not effect the Suppliers response time and quality of support nor result in other penalties if the CP elects to use the Supplier for time and materials repairs, perform the work in-house, or obtain service from another Supplier.


                                          8.

23.0 ESCROW OF SOURCE CODE

The Supplier agrees to keep and maintain copies of the CP's source code and documentation for such source code with an escrow agent at no charge to the CP. The escrow agent shall be authorized to release the source code to the CP in the event of that the Supplier ceases to conduct business or discontinues thc product purchased under the Purchasing Agreement.

24.0 MAINTENANCE/PREVENTIVE MAINTENANCE/OTHER CHARGES

The Bidder shall outline separately, in the Request for Bid, the charges that will be incurred for hourly service, overtime, travel, after hours preventive maintenance, Saturday service, Sunday service, holiday service, and any other charge that may relate after warranty/contract service. The Supplier shall inform the CP of the typical location that service will be dispatched from with the usual mileage and cost.

25.0 HISTORICAL PARTS/LABOR DATA

The Supplier shall provide the CP with historical parts/labor/cost data to assist the factory in the analysis of the contract value. The Supplier shall provide all data for the equipment being bid including any peripheral devices. Historical data should include typical repairs, parts usage, and service requests that had been issued by customers with similar facilities and usage both under warranty and after warranty.

26.0 SERVICE PERSONNEL QUALIFICATIONS

Service provided by the Supplier shall be performed by qualified and trained personnel, and work is to be scheduled whenever possible with minimal inconvenience to hospital staff, patients, and visitors. The CPs reserve the right to deem any service representative/sales representative as unacceptable. The Supplier shall supply replacement individuals, upon the CPs request, at no penalty or charge to the CP. The Bidder shall identify the quantity and qualifications of its service and training personnel in the Bid. The Supplier shall also supply each CP with a list of local service representative and their qualifications upon request.

27.0 REPLACEMENT PARTS

As provided in Section 10, of these Special Terms and Conditions, replacement parts used during the warranty period shall be newly manufactured parts or assemblies, unless the hospital agrees otherwise. In the case where new parts are not available, the service representative may install rebuilt parts in order to make the unit operational. Within thirty days after the repair, the rebuilt parts must be replaced with newly managed parts. After the warranty period, repairs must be made with new or like new parts. Parts replaced may be returned for credit to the Supplier, however, the CP reserves the right to retain parts removed from equipment. Ail parts that are not eligible for Supplier credit shall remain property of the CP. With regard to contracts that do not include parts, the Supplier shall only replace and charge for parts necessary to bring the equipment to operating condition. The Supplier shall warranty replacement parts and labor for one year, or according to standard warranty, whichever is longer.


                                          9.

28.0 SERVICE/PARTS AVAILABILITY

The Supplier shall stock repair parts, circuit boards, tools, and any additional equipment necessary to support and maintain full functionality of purchased equipment for a minimum of five years beyond the discontinuation of manufacture of the model or the estimated useful life of the equipment as stated to the CP at time of purchase, whichever is longer. The Supplier shall provide factory trained service personnel for use by, and at the discretion of, the CP to contract for the repair and maintenance of the purchased equipment at the Supplier's stated cost for the same time period as mentioned above. The Supplier shall supply the CP with current pricing for parts and service including any discounts available. Parts shall be supplied at no more than published list price provided to the hospital. The Supplier agrees to notify the CP in writing one year prior to the discontinuation of service or parts. Parts available after discontinuation of product production must be maintained at the same level as pre-discontinuation for the five year period. Complete assembly replacement instead of component parts is not acceptable.

Supplier service personnel shall be located within a four hour on-site response time of the CP for the length of time stated in the Purchasing Agreement. The CP shall be able to obtain parts seven days a week, twenty four hours a day. The repair parts shall be available for delivery within twenty four hours of request.

29.0 DETAILED SERVICE REPORTS

The Supplier's service representative must complete a detailed service report on all service requests, regardless of the problem or whether the equipment is under warranty, contract, or time and material coverage. The service report shall detail travel time, labor hours (both regular and overtime), parts used with part n-tubers and description, start time and date, completion time and date, and any cost associated with the service. The service report shall identify the device being serviced by serial number and/or Clinical Engineering identification number. A brief description of the problem and action taken to correct the problem is required on all service reports. The service report must also include an acceptance signature from hospital staff after the service is completed to verify satisfaction with the service.

Complete maintenance records shall be maintained by the Supplier and copies of each service report are to be submitted to the CP immediately following each service call or preventive maintenance. A complete summary of life to date service shall be available to the CP upon request Any quality assurance program available by the Supplier for the equipment and documentation of such shall be provided to the CP upon request at no charge.

At the CP's option, the Supplier shall display the service provider's business card prominently on the face of the equipment. The card shall indicate appropriate phone numbers for twenty-four hour contact.

30.0 REPAIR ESTIMATES/AUTHORIZATIONS

The Supplier's service representative must report to the Clinical/Biomedical Engineering representative or user department prior to beginning any work and after the completion of any service. Supplier service representative shall, after initial inspection, provide a written cost estimate of repairs to hospital staff prior to beginning work After the estimate has been approved


                                         10.

service may be performed. It will be the responsibility of thc Supplier to work with the CP in determining who will be authorized to approve estimates. Any costs that exceed the amount of the estimate shall not be charged to the CP.

31.0 LIMIT ON CALLS

The Supplier will not limit the amount of calls a CP could make before charges will be incurred by CP. In the case where thc CP continues to place a large number of calls, it will become the responsibility of the Supplier to determine why thc calls are being placed and how the problem will be resolved. The Supplier shall absorb all costs involved in resolving thc concern to the CP's satisfaction.

32.0 NUISANCE CALLS

The Supplier may not limit the number of "No Problem Found" calls from the CP. Nuisance calls related to training problems, operator error, abuse, etc. shall become the responsibility of the Supplier to resolve. Ail costs involved in the resolution of such problem will become the responsibility of the Supplier. The issues shall not be considered resolved until the CP is satisfied with the solution.

33.0 SHIPPING AND FREIGHT

The Supplier shall pay all shipping costs, including insurance, for the transportation of equipment and parts during the initial purchase and any following purchases/repairs for the life of the equipment. The Supplier will be responsible for both shipping from the Supplier to the CP and from the CP to the Supplier. If the Supplier chooses not to insure shipping, the Supplier shall be held responsible for any losses or damage and will agree to replace the item with a new product within one week of the reported loss or damage. The Supplier agrees to resolve any claims with thc CP within one week of thc claim.

34.0 DUTIES/TAXES

Deliveries of goods subject to the Purchasing Agreement shall be F.O.B. CP unless otherwise specified by the CP. All prices presented to CPs shall be the final purchase price and shall include any applicable duties/taxes.

35.0 INVOICING

The Supplier service invoice will clearly separate costs for parts, labor, and travel. Invoices will be sent to thc CP within thirty days of completed service or purchase. Terms of the invoice will allow thc CP a minimum of thirty days for payment, and will be sent to the CP according to the policies and procedures developed by each individual hospital.

36.0 ORDER CANCELLATION/RESTOCKING

The Bidder shall indicate in writing in the Bid, that the CPs will not be charged any cancellation or restocking fees. Service parts could be returned without any fee if they are returned within a


                                         11.

reasonable time period after delivery, arc still enclosed in the original packaging material, and are returned in new condition.

37.0 REFERENCES

The Supplier shall make available to the CP a list of all installations (including UHC members) of the Supplier's identical goods and services included in the Purchasing Agreement within a fifty mile radius of the CP. The list shall include contact names, titles, telephone numbers, types of installation, and the model n-tuber of the equipment if not identical to that listed on the Purchasing Agreement. UHCSC and the CPs reserve the right to contact any of the Supplier's references without notice to or authorization from the Supplier.

38.0 ENVIRONMENTAL ISSUES

The Supplier shall bear all costs associated with the removal of packaging, crating, and other material associated with the installation of the equipment. The Supplier, at the discretion of the CP, shall remove the retired equipment at the Supplier's expense. The Supplier will include in the bid any cost reductions, rebates, credits, etc. associated with recyclable materials/supplies returned to the Supplier, as well as, price reductions for acquisition of recycled or remanufactured materials/supplies obtained from the Supplier. The cost of waste disposal will be considered when purchasing commodities from the Supplier.

39.0 REPORTS TO UHCSC

The Supplier shall submit a complete price catalogue to UHCSC and maintain the price list with updates as released. Quarterly agreement activity reports shall be sent to UHCSC indicating all purchases by CPs, and including at minimum equipment model n-tuber, list price, net price, and hospital purchase order number. Referenced quotations shall be provided to UHCSC, as requested, for all capital equipment purchases made by the CPs.

40.0 SUPPLIES

Supplies necessary for the operation of the equipment in the Purchasing Agreement shall be made available by the Supplier to the CP at the supplier's published price list with any applicable discount for the duration of the Purchasing Agreement. The Supplier shall state whether these parts are only available through the Supplier, or whether they are available from other sources. The Supplier shall not hold the CP liable in any way if the CP chooses to purchase supplies from parties other then the Supplier. All warranties and guarantees shall remain in force regardless of the source from which the CP purchases supplies.

41.0 TAKEOVERS/ACQUISITIONS/MERGERS

The Purchasing Agreement and terms of the Purchasing Agreement shall remain in force for the term of the Purchasing Agreement notwithstanding any takeover, acquisition, or merger of., or by, the Supplier.


                                         12.

42.0 SUPPLIER ACCEPTANCE OF TERMS

SUPPLIER:
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TITLE:
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ADDRESS:
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SIGNATURE:
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DATE:
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                                                          REVISED 12/95











                                         13.